EXHIBIT 99.1

First Capital Bancorp, Inc., Announces $0.01 Cash Dividend

GLEN ALLEN, Va., Oct. 29, 2015 (GLOBE NEWSWIRE) -- First Capital Bancorp, Inc., (the "Company") (NASDAQ:FCVA) parent company to First Capital Bank (the "Bank") announced a common stock cash dividend at its board of directors meeting held on October 28, 2015. The Board of Directors declared a cash dividend of $0.01 per common share, payable on December 21, 2015, to stockholders of record on November 30, 2015. The amount and declaration of future cash dividends is subject to the approval of the Board of Directors in addition to regulatory restrictions.

First Capital Bancorp, Inc. is the one-bank holding company for First Capital Bank. First Capital Bank is a community bank with eight branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and in Bon Air, Chesterfield County and inside the Village at Swift Creek Kroger store.

This press release may contain "forward-looking statements," within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company's most recent Form 10-K and 10-Q reports and other documents filed with the Securities and Exchange Commission. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

CONTACT: John M. Presley
         Managing Director and CEO
         804-273-1254
         JPresley@1capitalbank.com
         Or
         William W. Ranson
         Executive Vice President and CFO
         804-273-1160
         WRanson@1capitalbank.com